Exhibit 99.1

SIGNATURE

Blackstone Private Multi-Asset Credit and Income Fund		08/24/2026

By:	/s/ Lucie Enns
Name:	Lucie Enns
Title:	Chief Legal Officer

Blackstone Private Credit Strategies LLC		08/24/2026

By:	/s/ Lucie Enns
Name:	Lucie Enns
Title:	Authorized Signatory

Blackstone Private Real Estate Credit & Income Fund (Offshore Strategic Feeder Fund) L.P.		08/24/2026

By:	BREC Offshore Feeder GP, L.L.C., its general partner

By:	/s/ William Renahan
Name:	William Renahan
Title:	Authorized Signatory

BREC Offshore Feeder GP, L.L.C.		08/24/2026

By:	/s/ William Renahan
Name:	William Renahan
Title:	Authorized Signatory